Exhibit 99.1

FiscalNote Reports Fourth Quarter and Full Year 2025 Financial Results

Total Revenue Meets and Adjusted EBITDA Exceeds Guidance for Q4 and Full Year 2025

AI Deployment and Related Organizational Transformation to Drive Workforce Reduction of Approximately 25%; Company Anticipates Positive Free Cash Flow on a Trailing Twelve Month Basis by End of Q1 2027

New Product Initiatives Take Advantage of Large Growth Opportunities in Agentic AI-Driven Data Consumption and Political Prediction Markets

Board of Directors Continues to Review All Strategic Options Available to the Company to Maximize Shareholder Value

Company To Host Conference Call Today at 5:00 PM ET

WASHINGTON, D. C. – March 19, 2026 – FiscalNote Holdings, Inc. (NYSE: NOTE) (“FiscalNote” or the “Company”), a global leader in AI-driven policy and regulatory intelligence, today reported financial results for the fourth quarter and full year ended December 31, 2025.

The Company reported Q4 2025 revenues of $22.2 million, in line with guidance, and Adjusted EBITDA(1) of $2.5 million, exceeding guidance. During the quarter new corporate logo bookings increased by 39% year-over-year and the share of multi-year contracts among private sector customers increased from 17% to 40% year-over-year. The Company also completed the migration of customers from the legacy FiscalNote platform to the PolicyNote Platform, which exhibits stronger usage and retention metrics.

The Company also is announcing an organizational transformation that will reduce operating expenses significantly, including a workforce reduction of approximately 25%. As a result, excluding one-time restructuring costs, FiscalNote expects to generate positive Free Cash Flow on a trailing twelve-month basis for the period ending March 31, 2027. This reflects a structurally lower cash operating expense base, improved operating leverage, and greater efficiency in how the company delivers its products and supports customers. By reducing cash costs by more than 19% while reallocating investment toward scalable product capabilities and emerging growth initiatives, FiscalNote is strengthening its financial foundation and positioning the business to generate sustainable Free Cash Flow while pursuing high growth opportunities in newly expanding adjacent markets.

At the same time, FiscalNote is leaning into two important new growth initiatives that reflect how demand for policy intelligence is evolving. First, the company is expanding its PolicyNote API and introducing native Model Context Protocol (MCP) support to embed its trusted data and expertise directly into enterprise workflows, developer applications, and AI-driven decision systems. This positions FiscalNote’s intelligence as critical infrastructure for automated policy analysis. Second, FiscalNote is extending its capabilities into the rapidly emerging political prediction market ecosystem, leveraging its proprietary datasets, domain expertise, and institutional credibility to develop new engagement-driven and transactional monetization opportunities. Together, we believe these initiatives significantly expand FiscalNote’s total addressable market and create scalable, capital-efficient pathways for future growth beyond traditional subscription models.

Josh Resnik, CEO and President of FiscalNote, commented, “Our priority is to drive FiscalNote toward consistent positive Free Cash Flow while reshaping the company to capture the next generation of growth opportunities. We are strengthening a more profitable core, positioning our policy intelligence as infrastructure for AI-driven consumption, and extending our capabilities into rapidly developing markets such as prediction ecosystems. This transformation is building a more durable and strategically positioned FiscalNote for the future.”

Fourth Quarter 2025 Financial Highlights(2)

	(Unaudited)
	Three Months Ended December 31,
($ in millions)	2025	2024	% Change
Total Revenues	$22.2	$29.5	(25)%
Subscription Revenue as % of Total Revenues	95%	92%	300	bps
Gross Profit	$17.7	$24.2	(27)%
Gross Margin	80%	82%	(200)	bps
Adjusted Gross Profit (1)	$19.5	$25.7	(24)%
Adjusted Gross Margin (1)	88%	87%	100	bps
Net Loss	$(22.9)	$(13.4)	71%
Adjusted EBITDA (1)	$2.5	$3.3	(25)%
Adjusted EBITDA Margin (1)	11%	11%	(200)	bps
Cash and Cash Equivalents	$26.9	$35.3
bps - Basis Points

Note: All amounts for the three months ended December 31, 2024 include contributions from: (i) TimeBase, divested on July 1, 2025; (ii) Oxford Analytica and Dragonfly Intelligence, both divested on March 31, 2025; and, (iii) Aicel, divested on October 31, 2024.

Fourth Quarter 2025 and Recent Operational Highlights

•
Launched in October CQ&A, a new live briefing series created exclusively for subscribers to CQ and Roll Call content, deepening engagement with the Company's premium editorial brands.
•
Introduced in October Bill Comparison in PolicyNote, an AI-powered capability that enables users to instantly compare legislation, track changes across versions, and identify key differences that shape policy outcomes.

•
Launched in October an integration unifying grasstops and grassroots advocacy data within PolicyNote, combining stakeholder management and VoterVoice campaign insights into a single workflow to help government affairs teams influence policy with greater precision and speed.

•
Unveiled in December AI-powered, personalized Impact Summaries within PolicyNote, a breakthrough capability that delivers tailored, organization-specific policy insights, enabling busy policy professionals to understand legislative and regulatory developments in the context most relevant to their organization.

•
Released in December "Epstein Unboxed," a comprehensive, AI-enhanced public database bringing order, searchability, and continuous insight to thousands of previously fragmented investigative records, demonstrating the power of FiscalNote's AI capabilities applied to large-scale document intelligence.

•
Achieved in January a major milestone in the Company's product-led growth strategy by completing the migration of all customers from the legacy FiscalNote platform to PolicyNote.

•
Announced in February a major expansion into political prediction markets, including the unveiling of a preview experience at PoliticalPredictions.com, a strategic partnership MOU with prediction market technology company 365Prediction, and the engagement of Dr. Laila Mintas — a leading expert in prediction market design and regulation — as a Strategic Advisor, as the Company positions itself to play a defining role in the emerging intersection of policy intelligence and outcome-based forecasting.

•
Launched in March the expanded PolicyNote API with native support for the Model Context Protocol (MCP), enabling organizations to embed FiscalNote's authoritative legislative, regulatory, and stakeholder intelligence — spanning Congress, all 50 states, and more than 100 countries — directly into internal systems, AI agents, and enterprise workflows; initial enterprise customers include Lumen Technologies and ICE Data Services, Inc. (a subsidiary of Intercontinental Exchange, owner of numerous futures markets and stock exchanges, including the New York Stock Exchange), reflecting growing demand for trusted, programmatically accessible policy data in AI-driven production environments.

Fourth Quarter 2025 Financial Performance

Revenue(2)

	(Unaudited)
	Three Months Ended December 31,
($ in millions)	2025	2024	% Change
Subscription revenue	$21.2	$27.1	(22)%
Advisory, advertising, and other revenue	1.0	2.4	(58)%
Total revenues	$22.2	$29.5	(25)%

For Q4 2025, subscription revenue declined $5.9 million, or 22%, versus prior year, due primarily to FiscalNote's previously announced divestitures of Aicel Technologies, Oxford Analytica, Dragonfly Intelligence, and TimeBase.

On a pro forma basis(5), excluding the impact of the divestitures, subscription revenue for Q4 2025 declined $1.9 million, or approximately 8%, reflecting the trends in ARR and NRR discussed below.

For Q4 2025, advisory, advertising, and other revenue declined $1.4 million, or 58%, versus prior year, due primarily to the previously announced divestitures and discontinuation of certain non-strategic products.

Key Performance Indicators (KPIs)(2)(3)(5)

	As of December 31,
($ in millions)	2025	2024	% Change
Annual Recurring Revenue (ARR)	$84.1	$107.0	(21)%
Pro Forma ARR(3)(5)	$84.0	$92.0	(9)%

As of December 31, 2025, ARR, on an as reported basis, was $84.1 million.(2) On an annual basis this represents a $23.0 million or 21% decline year over year. On a pro forma basis(5) (excluding the divested businesses Aicel Technologies, Oxford Analytica, Dragonfly Intelligence, and TimeBase), ARR declined $8.0 million, or approximately 9%, year over year. The year-over-year decline was primarily due to previously disclosed execution challenges addressed in Q1, customer engagement issues in the Company’s legacy products, and atypical instability in the US federal sector during the year. The Company is working to address these issues through operational improvements in its private and public sector go-to-market teams and approach, as well as continued improvements in the PolicyNote platform. Q4 NRR(5) was 96% on a pro forma basis. Q4 ending ARR was $0.7 million lower than Q3 primarily due to cancellations among a few large enterprise customers who had not yet migrated to PolicyNote, alongside broader macroeconomic budget constraints.

Operating Expenses(2)

	(Unaudited)
	Three Months Ended December 31,
($ in millions)	2025	2024	% Change
Cost of revenues, including amortization	$4.5	$5.3	(15)%
Research and development	2.1	2.9	(27)%
Sales and marketing	5.9	7.6	(22)%
Editorial	3.4	4.8	(28)%
General and administrative	10.6	12.3	(14)%
Amortization of intangible assets	1.9	2.4	(20)%
Goodwill impairment	12.4	-	*
Total operating expenses	$40.8	$35.2	16%
* - percentage change is greater than +/- 100%

In Q4 2025, total operating expenses increased $5.6 million, or 16%, versus prior year, due primarily to the goodwill impairment charge recorded in the fourth quarter of 2025, partially offset by the impact of the previously announced divestitures, ongoing efficiency measures and operating discipline initiatives, and the elimination of costs associated with sunset products.

Excluding amortization expense, stock-based compensation, the impact of the previously announced divestitures, transaction-related costs, severance, goodwill impairment, and other non-cash charges, Q4 2025 total operating expenses declined $2.6 million, or 12%.

Full Year 2025 Financial Highlights

	(Unaudited)
	Year Ended December 31,
($ in millions)	2025	2024	% Change
Total Revenues	$95.4	$120.3	(21)%
Subscription Revenue as % of Total Revenues	93%	92%	100	bps
Gross Profit	$74.2	$94.6	(22)%
Gross Margin	78%	79%	(100)	bps
Adjusted Gross Profit (1)	$83.1	$103.3	(20)%
Adjusted Gross Margin (1)	87%	86%	100	bps
Net (Loss) Income	$(65.2)	$9.5		*
Adjusted EBITDA (1)	$10.3	$9.8	5%
Adjusted EBITDA Margin (1)	11%	8%	300	bps
bps - Basis Points
* - percentage change is greater than +/- 100%

Note - All amounts for the twelve months ended December 31, 2024 include contributions from the Board.org and Aicel businesses, which the Company divested on March 11, 2024 and October 31, 2024, respectively. All amounts for the twelve months ended December 31, 2025 include contributions from Oxford Analytica and Dragonfly Intelligence, which the Company divested on March 31, 2025, and TimeBase, which the Company divested on July 1, 2025, respectively.

2026 Financial Guidance

The Company's financial guidance for 2026 incorporates the following considerations:

•
A workforce transformation initiative leveraging AI automation, offshoring and other organizational streamlining to enable an approximately 25% reduction in headcount relative to year-end 2025 and accelerate the Company’s path to positive Free Cash Flow(1)(4) on a trailing 12-month basis by Q1 2027;
•
continued investment in PolicyNote to achieve feature parity, enhance functionality and expand content offered within the platform in order to drive improved customer retention metrics in the core business;
•
continued divestiture of non-core products;
•
continued volatility in the private sector, where macroeconomic and geopolitical unpredictability is likely to impact corporate buying decisions and timelines over the course of the year;
•
continued impact in the public sector - particularly in the federal government;
•
known, higher-than-normal seasonal cancellations in Q1 2026 resulting from factors including economic headwinds, budget constraints, prior customer experience on legacy systems, and ongoing platform refinement; and
•
management’s expectations based on the most recent information available, subject to adjustment due to changes in business conditions across the year ending December 31, 2026.

Full Year 2026

	Initial Full Year 2026 Guidance	Proforma(4) Full Year 2025 Actual
($ in millions)	(As of 3/19/2026)	(For Comparison Purposes Only)
Total Revenues	$80 to $83	$90.7
Adjusted EBITDA (1) (4)	$14 to $16	$9.0

Q1 2026

	Initial Q1 2026 Guidance	Proforma(4) 1Q 2025 Actual
($ in millions)	(As of 3/19/2026)	(For Comparison Purposes Only)
Total Revenues	$20 to $21	$23.1
Adjusted EBITDA (1) (4)	~$1	$1.6

Commenting on the 2026 forecast, Jon Slabaugh, FiscalNote CFO, said, “As we move into 2026, we remain focused on operating leverage, platform adoption, and disciplined financial execution. Our expectations for 2026 reflect the anticipated impact of our workforce transformation initiatives, through which we plan to drive dramatic reductions in our cost base through enterprise-wide deployment of AI tools, changes in personnel, and continued operational discipline. Combined with the structural cost actions we executed throughout 2025 — including divestitures, platform consolidation, and AI adoption — we expect to drive substantially expanded Adjusted EBITDA margins(1)(4) year over year. Based upon the cost actions taken and planned, achieving the revenue guidance and controlled capital expenditures, we plan to achieve positive Free Cash Flow on a trailing 12 month basis by the end of the first quarter of 2027(1)(4) and to remain Free Cash Flow positive thereafter(1)(4).”

Strategic Review

The Company’s Board of Directors along with its advisors continue to review the Company’s ongoing plans and evaluate all strategic value-maximizing options available to the Company, including evaluation of potential further divestitures of non-core assets. There can be no assurance that the strategic review will result in any transaction or other outcome. The Company has not set a timetable for completion of the review and does not intend to disclose developments or provide updates on the progress or status of the review unless and/or until it deems further disclosure is appropriate or required.

Conference Call and Webcast

Company management will host a conference call at 5:00 p.m. ET today, Thursday, March 19, 2026, to discuss these financial results.

LIVE

•
By phone
•
Dial for the U.S. or Canada 1 (800) 715-9871 or for International 1 (646) 307-1963 and enter the conference ID 7871199.
•
By webcast
•
Visit the Investor Relations section of the Company's website.

REPLAY

•
By phone (available through Thursday, March 26, 2026)
•
Dial for the U.S. or Canada 1 (800) 770-2030 or for International 1 (609) 800-9909 and enter the conference ID 7871199.
•
By webcast
•
Visit the Investor Relations section of the Company's website.

Footnotes

(1)
Non-GAAP measure. See “Non-GAAP Financial Measures” and the reconciliation tables for the definitions and reconciliations of these non-GAAP financial measures to the most closely related GAAP financial measures.
(2)
All financial information incorporated within this press release is unaudited.
(3)
“Annual Recurring Revenue” and “Net Revenue Retention” are key performance indicators (KPIs). See “Key Performance Indicators” for the definitions and important disclosures related to these measures.
(4)
Because of the variability of items impacting net income and the unpredictability of future events, management is unable to reconcile without unreasonable effort the Company's forecasted Adjusted EBITDA or Free Cash Flow to a comparable GAAP measure. The unavailable information could have a significant impact on the non-GAAP measures.
(5)
Pro forma subscription revenue, ARR and NRR adjusts the applicable prior period to exclude the contributions of TimeBase, Oxford Analytica, Dragonfly Intelligence, Aicel, and Board.org which the Company has divested, to the extent those businesses contributed to consolidated results in such prior period.

About FiscalNote

FiscalNote (NYSE: NOTE), the global leader in AI-driven policy intelligence, delivers its deep expertise in legislative tracking, regulatory analysis, and stakeholder engagement through PolicyNote, its flagship platform. Built to ensure the most complete, real-time view of the policy landscape, PolicyNote delivers synthesized, expert-driven analysis integrated with AI-powered monitoring, fueled by the trusted analysis and reporting of CQ and Roll Call, and the grassroots mobilization power of VoterVoice. From the committee room to the board room, FiscalNote’s PolicyNote Suite ensures every user has the unmatched clarity and speed needed to understand and impact policy.

Safe Harbor Statement

Certain statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or FiscalNote’s future financial or operating performance. For example, statements regarding FiscalNote’s financial outlook for future periods, expectations regarding profitability, capital resources and anticipated growth in the industry in which FiscalNote operates are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “pro forma,” “may,” “should,” “could,” “might,” “plan,” “possible,” “project,” “strive,” “budget,” “forecast,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue,” or the negatives of these terms or variations of them or similar terminology.

Such forward-looking statements are subject to risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Factors that may impact such forward-looking statements include:

•
FiscalNote’s ability to successfully execute on its strategy to achieve and sustain organic growth through a focus on its core Policy business, including risks to FiscalNote’s ability to develop, enhance, and integrate its existing platforms, products, and services, bring highly useful, reliable, secure and innovative products, product features and services to market, attract new customers, retain existing customers, expand its products and service offerings with existing customers, expand into geographic markets or identify other opportunities for growth;
•
FiscalNote's ability to successfully launch new product and service offerings (e.g. relating to political and policy prediction markets or agentic APIs) or to achieve the expected benefits of such offerings, including new sources of revenue;
•
FiscalNote’s future capital requirements, as well as its ability to service its repayment obligations and maintain compliance with covenants and restrictions under its existing debt agreements;
•
the risk that the NYSE may delist our Class A Common Stock if we fail to comply with ongoing listing standards;
•
the delisting of our Class A Common Stock from NYSE could trigger an event of default with respect to our indebtedness;

•
demand for FiscalNote’s services and the drivers of that demand;
•
the impact of cost reduction initiatives undertaken by FiscalNote;
•
risks associated with past and future strategic transactions, including restructuring, divesting or selling our businesses, products or technologies;
•
risks associated with international operations, including compliance complexity and costs, increased exposure to fluctuations in currency exchange rates, political, social and economic instability, and supply chain disruptions;
•
FiscalNote’s ability to introduce new features, integrations, capabilities, and enhancements to its products and services, as well as obtain and maintain accurate, comprehensive, and reliable data to support its products and services;
•
FiscalNote's reliance on third-party systems and data, its ability to integrate such systems and data with its solutions and its potential inability to continue to support integration;
•
FiscalNote’s ability to maintain and improve its methods and technologies, and anticipate new methods or technologies, for data collection, organization, and analysis to support its products and services;
•
potential technical disruptions, cyberattacks, security, privacy or data breaches or other technical or security incidents that affect FiscalNote’s networks or systems or those of its service providers;
•
competition and competitive pressures in the markets in which FiscalNote operates, including larger well-funded companies shifting their existing business models to become more competitive with FiscalNote;
•
the risk that general purpose generative AI platforms and agentic AI tools will directly compete with and reduce demand for custom-built SaaS tools and subscription products;
•
the risk that a future U.S. government shutdown could negatively affect FiscalNote’s ability to enter into or renew public sector subscription contracts and generate advertising and events revenue as anticipated;
•
concentration of revenues from U.S. government agencies, changes in the U.S. government spending priorities, dependence on winning or renewing U.S. government contracts, delay, disruption or unavailability of funding on U.S. government contracts, and the U.S. government’s right to modify, delay, curtail or terminate contracts;
•
FiscalNote’s ability to comply with laws and regulations in connection with selling products and services to U.S. and foreign governments and other highly regulated industries;
•
FiscalNote’s ability to retain or recruit key personnel;
•
FiscalNote’s ability to adapt its products and services for changes in laws and regulations or public perception, or changes in the enforcement of such laws, relating to artificial intelligence, machine learning, data privacy and government contracts;
•
adverse general economic and market conditions reducing spending on our products and services;
•
the outcome of any known and unknown litigation and regulatory proceedings;
•
FiscalNote’s ability to maintain public company-quality internal control over financial reporting;
•
FiscalNote’s ability to adequately protect and maintain its brands and other intellectual property rights; and
•
the possibility any exploration of strategic alternatives does not result in any transaction or other outcome or that any outcome is disruptive to operations and impact financial performance.

These and other important factors discussed in FiscalNote’s SEC filings, including its most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by FiscalNote and its management, are inherently uncertain. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place reliance on forward-looking statements, which speak only as of the date they are made. FiscalNote undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

FiscalNote Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

(in thousands, except shares and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues:
Subscription	$21,188	$27,058	$88,982	$111,073
Advisory, advertising, and other	1,015	2,411	6,425	9,193
Total revenues	22,203	29,469	95,407	120,266
Operating expenses: (1)
Cost of revenues, including amortization	4,491	5,297	21,197	25,639
Research and development	2,120	2,893	9,571	12,828
Sales and marketing	5,911	7,571	26,624	35,055
Editorial	3,415	4,776	14,932	18,528
General and administrative	10,561	12,278	52,137	50,236
Amortization of intangible assets	1,903	2,384	8,072	9,925
Impairment of goodwill	12,378	-	12,378	-
Transaction gains, net	-	-	-	(4)
Total operating expenses	40,779	35,199	144,911	152,207
Operating loss	(18,576)	(5,730)	(49,504)	(31,941)

Gain on sale of businesses	3	(418)	(16,582)	(72,017)
Interest expense, net	3,328	5,322	16,488	23,589
Change in fair value of financial instruments	1,334	3,234	9,234	6,408
Loss on debt extinguishment, net	-	-	7,958	-
Other (income) expense, net	(191)	108	(105)	26
Net (loss) income before income taxes	(23,050)	(13,976)	(66,497)	10,053
(Benefit) provision from income taxes	(179)	(593)	(1,250)	536
Net (loss) income	(22,871)	(13,383)	(65,247)	9,517
Other comprehensive income (loss)	(70)	(1,361)	960	(299)
Total comprehensive (loss) income	$(22,941)	$(14,744)	$(64,287)	$9,218

Net (loss) income used to compute basic and diluted loss per share	$(22,871)	$(13,383)	$(65,247)	$9,517

(Loss) earnings per share attributable to common shareholders:
Basic and Diluted	$(1.45)	$(1.17)	$(4.65)	$0.83
Weighted average shares used in computing (loss) earnings per share attributable to common shareholders:
Basic and Diluted	15,760,839	11,477,121	14,025,448	11,440,050

(1) Amounts include stock-based compensation expenses, as follows:
	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Cost of revenues	$46	$88	$150	$412
Research and development	225	416	1,043	1,554
Sales and marketing	386	385	1,185	1,567
Editorial	176	222	549	687
General and administrative	2,977	2,953	11,858	13,729

FiscalNote Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except shares, and par value)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$24,319	$28,814
Restricted cash	633	640
Short-term investments	1,995	5,796
Accounts receivable, net	11,953	13,465
Costs capitalized to obtain revenue contracts, net	2,304	3,016
Prepaid expenses	2,456	2,548
Other current assets	1,890	2,908
Total current assets	45,550	57,187

Property and equipment, net	4,177	5,051
Capitalized software costs, net	12,585	15,099
Noncurrent costs capitalized to obtain revenue contracts, net	2,479	3,197
Operating lease assets	13,646	15,620
Goodwill	122,984	159,061
Customer relationships, net	30,671	41,717
Database, net	14,077	16,147
Other intangible assets, net	8,208	13,018
Other non-current assets	761	100
Total assets	$255,138	$326,197

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$8,813	$36
Accounts payable and accrued expenses	7,257	8,462
Deferred revenue, current portion	29,778	35,253
Customer deposits	1,067	1,850
Operating lease liabilities, current portion	3,320	3,386
Other current liabilities	191	2,266
Total current liabilities	50,426	51,253

Long-term debt, net of current maturities	119,635	147,041
Deferred tax liabilities	476	1,934
Deferred revenue, net of current portion	266	222
Operating lease liabilities, net of current portion	19,312	22,490
Public and private warrant liabilities	477	2,458
Other non-current liabilities	2,595	2,968
Total liabilities	193,187	228,366
Commitment and contingencies
Stockholders' equity:
Class A Common stock ($0.0001 par value, 1,700,000,000 authorized, 15,557,379 and 11,899,532 issued and outstanding at December 31, 2025 and 2024, respectively)	2	1
Class B Common stock ($0.0001 par value, 9,000,000 authorized, 690,909 issued and outstanding at December 31, 2025 and 2024, respectively)	-	-
Additional paid-in capital	933,905	899,943
Accumulated other comprehensive income (loss)	190	4,786
Accumulated deficit	(872,146)	(806,899)
Total stockholders' equity	61,951	97,831
Total liabilities and stockholders' equity	$255,138	$326,197

FiscalNote Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Years Ended December 31,
	2025	2024
Operating Activities:
Net (loss) income	$(65,247)	$9,517
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	1,039	1,241
Amortization of intangible assets and capitalized software development costs	16,935	18,628
Amortization of deferred costs to obtain revenue contracts	3,257	3,707
Impairment of goodwill	12,378	-
Gain on sale of businesses	(16,582)	(72,017)
Non-cash operating lease expense	1,944	2,060
Stock-based compensation	14,785	17,949
Bad debt expense	416	148
Change in fair value of financial instruments	9,234	6,408
Deferred income tax provision (benefit)	(189)	(162)
Paid-in-kind interest, net	4,472	7,963
Other non-cash items	(121)	60
Non-cash interest expense	2,913	3,068
Loss on debt extinguishment, net	7,958	-
Changes in operating assets and liabilities:
Accounts receivable, net	(1,269)	1,836
Prepaid expenses and other current assets	1,905	592
Costs capitalized to obtain revenue contracts, net	(2,330)	(2,902)
Other non-current assets	(12)	228
Accounts payable and accrued expenses	(175)	(1,111)
Deferred revenue	2,460	1,032
Customer deposits	(279)	(194)
Other current liabilities	(1,618)	(454)
Lease liabilities	(3,128)	(3,117)
Other non-current liabilities	(189)	222
Net cash used in operating activities	(11,443)	(5,298)

Investing Activities:
Capital expenditures	(7,203)	(8,884)
Cash proceeds from the sale of businesses, net	46,913	98,052
Net cash provided by investing activities	39,710	89,168

Financing Activities:
Proceeds from long-term debt, net of issuance costs	100,985	6,301
Principal payments of long-term debt	(128,821)	(70,808)
Payment of deferred financing costs	(5,273)	(7,399)
Proceeds from exercise of stock options and ESPP purchases	276	474
Net cash used in financing activities	(32,833)	(71,432)

Effects of exchange rates on cash	64	(284)

Net change in cash, cash equivalents, and restricted cash	(4,502)	12,154
Cash, cash equivalents, and restricted cash, beginning of period	29,454	17,300
Cash, cash equivalents, and restricted cash, end of period	$24,952	$29,454

Supplemental Noncash Investing and Financing Activities:
Issuance of common stock for conversion of debt and interest	$2,562	$20,946
Amounts held in holdback/escrow related to the sale of business	$738	$285
Property and equipment purchases in accounts payable	$44	$88

Supplemental Cash Flow Activities:
Cash paid for interest	$9,650	$14,732
Cash paid for taxes	$1,232	$274

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we use certain non-GAAP financial measures to clarify and enhance our understanding, and aid in the period-to-period comparison, of our performance. Where applicable, we provide reconciliations of these non-GAAP measures to the corresponding most closely related GAAP measure. Investors are encouraged to review the reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure. While we believe that these non-GAAP financial measures provide useful supplemental information, non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, their most comparable GAAP measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be comparable to similarly titled measures of other companies due to potential differences in their financing and accounting methods, the book value of their assets, their capital structures, the method by which their assets were acquired and the manner in which they define non-GAAP measures.

Adjusted Gross Profit and Adjusted Gross Profit Margin

We define Adjusted Gross Profit as Total revenues minus cost of revenues, including amortization of capitalized software development costs and acquired developed technology, before amortization of intangible assets that are included in costs of revenues. We define Adjusted Gross Profit Margin as Adjusted Gross Profit divided by Total Revenues.

We use Adjusted Gross Profit and Adjusted Gross Profit Margin to understand and evaluate our core operating performance and trends. We believe these metrics are useful measures to us and to our investors to assist in evaluating our core operating performance because they provide consistency and direct comparability with our past financial performance and between fiscal periods, as the metrics eliminate the non-cash effects of amortization of intangible assets that may fluctuate for reasons unrelated to overall operating performance.

Adjusted Gross Profit and Adjusted Gross Profit Margin have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. They should not be considered as replacements for gross profit and gross profit margin, as determined by GAAP, or as measures of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes. Adjusted Gross Profit and Adjusted Gross Profit Margin as presented herein are not necessarily comparable to similarly titled measures presented by other companies.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA reflects further adjustments to EBITDA to exclude certain non-cash items and other items that management believes are not indicative of ongoing operations. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Total Revenues.

We disclose EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin herein because these non-GAAP measures are key measures used by management to evaluate our business, measure our operating performance and make strategic decisions. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are useful for investors and others in understanding and evaluating our operating results in the same manner as management. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for net income (loss), net income (loss) before income taxes, or any other operating performance measure calculated in accordance with GAAP. Using these non-GAAP financial measures to analyze our business would have material limitations because the calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in our industry may report measures titled EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin or similar measures, such non-GAAP financial measures may be calculated differently from how we calculate non-GAAP financial measures, which reduces their comparability.

Because of these limitations, you should consider EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin alongside other financial performance measures, including net income and our other financial results presented in accordance with GAAP.

Free Cash Flow

Free Cash Flow is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow is a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that may be used for strategic opportunities, including, but not limited to, investment in the business and to strengthen the balance sheet.

Adjusted Gross Profit and Adjusted Gross Profit Margin

The following table presents our calculation of Adjusted Gross Profit and Adjusted Gross Profit Margin for the periods presented:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2025	2024	2025	2024
Total Revenues	$22,203	$29,469	$95,407	$120,266
Costs of revenue, including amortization of capitalized software development costs and acquired developed technology	(4,491)	(5,297)	(21,197)	(25,639)
Gross Profit	$17,712	$24,172	$74,210	$94,627
Gross Profit Margin	80%	82%	78%	79%
Gross Profit	$17,712	$24,172	$74,210	$94,627
Amortization of intangible assets	1,782	1,544	8,863	8,703
Adjusted Gross Profit	$19,494	$25,716	$83,073	$103,330
Adjusted Gross Profit Margin	88%	87%	87%	86%

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

The following table presents our calculation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin for the periods presented:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2025	2024	2025	2024
Net (loss) income	$(22,871)	$(13,383)	$(65,247)	$9,517
(Benefit) provision from income taxes	(179)	(593)	(1,250)	536
Depreciation and amortization	3,934	4,265	17,974	19,869
Interest expense, net	3,328	5,322	16,488	23,589
EBITDA	(15,788)	(4,389)	(32,035)	53,511
Gain on sale of businesses (a)	3	(418)	(16,582)	(72,017)
Stock-based compensation	3,810	4,064	14,785	17,949
Change in fair value of financial instruments (b)	1,334	3,234	9,234	6,408
Other non-cash charges (c)	12,180	7	20,997	100
Disposal related costs (d)	292	461	7,660	1,599
Employee severance costs (e)	-	-	2,355	635
Non-capitalizable debt raising costs	378	150	3,628	677
Costs incurrred related to the Special Committee (f)	335	237	673	919
Non-operating income (g)	(22)	-	(431)	-
Adjusted EBITDA	$2,522	$3,346	$10,284	$9,781
Adjusted EBITDA Margin	11%	11%	11%	8%

(a)
Reflects the loss (gain) on disposal from the sale of TimeBase on July 1, 2025, Dragonfly and Oxford Analytica on March 31, 2025, and the gain on sale of Board.org on March 11, 2024 and the sale of Aicel on October 31, 2024.
(b)
Reflects the non-cash impact from the mark to market adjustments on our financial instruments.
(c)
Reflects the non-cash impact of the following: (i) charge of $40 in the first quarter of 2025, charge of $30 in the second quarter of 2025, a charge of $9 in the third quarter of 2025, and a benefit of $30 in the fourth quarter of 2025 related to the unrealized loss on investments; (ii) charge of $315 for fees satisfied with Common Stock of the Company during the first quarter of 2025; (iii) charge of $1,784 during the first quarter of 2025 and a charge of $6,174 in the third quarter of 2025 from the loss on debt extinguishment; (iv) gain of $170 from the release of the 2021 District of Columbia Creative And Open Space Modernization grant in the fourth quarter of 2025; (v)

charge of $632 in the second quarter of 2025, a gain of $167 in the third quarter of 2025, and a charge of $2 in the fourth quarter of 2025 related to foreign currency translation losses, principally arising from converting a GBP denominated convertible note into USD, (v) impairment of goodwill of $12,378 in the fourth quarter of 2025, (vi) charge of $49 in the first quarter of 2024, charge of $31 in the second quarter of 2024, a charge of $17 in the third quarter of 2024, and a charge of $78 in the fourth quarter of 2024 related to the unrealized loss on investments; (vii) gain of $4 in the first quarter of 2024 and $113 in the fourth quarter of 2024 from the change in fair value related to the contingent consideration and contingent compensation related to the 2021, 2022, and 2023 Acquisitions; (viii) gain of $530 from the release of the 2020 District of Columbia Creative And Open Space Modernization grant in the fourth quarter of 2024; and (ix) charge of $572 for fees satisfied with Common Stock of the Company in the fourth quarter of 2024.
(d)
Reflects the costs incurred related to the sale of TimeBase on July 1, 2025, Oxford Analytica and Dragonfly on March 31, 2025, Aicel on October 31, 2024, and Board.org on March 11, 2024, principally consisting of transaction advisory, accounting, tax, and legal fees.
(e)
Severance costs associated with workforce changes related to business realignment actions.
(f)
Reflects costs incurred related to the Special Committee.
(g)
Reflects non-operating income from the Transition Services Agreement that was entered into with the acquirer of Dragonfly and Oxford Analytica on March 31, 2025.

Key Performance Indicators

We monitor the following key performance indicators to evaluate growth trends, prepare financial projections, make strategic decisions, and measure the effectiveness of our sales and marketing efforts. Our management team assesses our performance based on these key performance indicators because it believes they reflect the underlying trends of our business and serve as meaningful measures of our ongoing operational performance.

Annual Recurring Revenue (“ARR”)

Over 90% of our revenues are subscription based, which leads to high revenue predictability. We use ARR as a measure of our revenue trend and an indicator of our future revenue opportunity from existing recurring subscription customer contracts. We calculate ARR on a parent account level by annualizing the contracted subscription revenue, and our total ARR as of the end of a period is the aggregate thereof. ARR is not adjusted for the impact of any known or projected future customer cancellations, upgrades or downgrades, or price increases or decreases. The amount of actual revenue that we recognize over any 12-month period is likely to differ from ARR at the beginning of that period, sometimes significantly. This may occur due to timing of the revenue bookings during the period, cancellations, upgrades, or downgrades and pending renewals. ARR should be viewed independently of revenue as it is an operating metric and is not intended to be a replacement or forecast of revenue. Our calculation of ARR may differ from similarly titled metrics presented by other companies.

Net Revenue Retention (“NRR”)

Our NRR, which we use to measure our success in retaining and growing recurring revenue from our existing customers, compares our recognized recurring revenue from a set of customers across comparable periods. We calculate our NRR for a given period as ARR at the end of the period minus ARR contracted from new clients for which there is no historical revenue booked during the period, divided by the beginning ARR for the period. We calculate NRR at our parent account level. Our calculation of NRR for any fiscal period includes the positive recurring revenue impacts of selling additional licenses and services to existing customers and the negative recognized recurring revenue impacts of contraction and attrition among this set of customers. Our NRR may fluctuate as a result of a number of factors, including the level of our revenue base, the level of penetration within our customer base, expansion of products and features, the timing of renewals, and our ability to retain our customers. Our calculation of NRR may differ from similarly titled metrics presented by other companies.

Contacts

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Jon Slabaugh

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Source:FiscalNote